UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2009

NorthStar Realty Finance Corp.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32330 (Commission File Number)	11-3707493 (I.R.S. Employer Identification No.)

399 Park Avenue, 18th Floor, New York		10022
(Address of principal executive offices)		(Zip Code)

(212) 547-2600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2009, the Compensation Committee of the Board of Directors (the “Committee”) of NorthStar Realty Finance Corp. (the “Company”) approved the material terms of a new Incentive Compensation Plan for the Company’s executive officers and other employees (the “Plan”).  Under the Plan, a potential incentive compensation pool will be established each calendar year.  The size of the incentive pool will be calculated as the sum of (a) 1.75% of the Company’s “adjusted equity capital” and (b) 25% of the Company’s adjusted funds from operations, as adjusted (“AFFO”), above a 9% return hurdle on adjusted equity capital.  Payout from the incentive pool is subject to achievement of additional performance goals summarized below.

The incentive pool will be divided into the following three separate incentive compensation components: (1) an annual cash bonus, tied to annual performance of the Company and paid after year end at or around completion of the year end audit; (2) a deferred cash bonus, determined based on the same year’s performance, but paid 50% following the close of each of the first and second years after such incentive pool is determined, subject to the participant’s continued employment through each payment date; and (3) a long-term incentive, paid at the end of a three-year period based on the Company’s achievement of cumulative performance goals for the three-year period, subject to the participant’s continued employment through the payment date.  Performance goals for each component will be set by the Committee initially upon the adoption of the Plan and at the beginning of each subsequent calendar year for each new cycle.  The goals will generally be divided into five distinct ranges of performance, each of which will correspond to a pay-out level equal to a percentage (0%, 25%, 50%, 75% or 100%) of a participant’s pool allocation for such component.

The annual bonus component for 2009 will be calculated based on AFFO and liquidity targets (weighted 50% and 25%, respectively) with the remaining 25% of the 2009 annual bonus determined in the Committee’s discretion.  The deferred bonus component will be calculated based on the same performance measures as the annual bonus, but paid as described above.  For the long-term incentive component, each participant will initially be granted a number of restricted stock units determined by dividing the value of the participant’s pool allocation for this component by the 20-day average closing price of the Company’s common stock at the end of the first year of the grant cycle (such amount, the “Initial Long-Term Allocation”).  Upon the conclusion of the three-year performance period, the participant will receive a payout equal to the value of one share of common stock at the time of such payout, inclusive of the dividends paid with respect to a share of common stock during the three-year performance period, for each unit actually earned based on the Company’s achievement of cumulative AFFO and/or a stock price goal during the performance period (the “Long-Term Payout”).  The Long-Term Payout will be made in the form of shares of common stock to the extent available under the Company’s equity compensation plans or, if all or a portion of such shares are not available, in cash; provided, that the amount of cash paid to any participant with respect to the 2009 long-term incentive component shall not exceed such participant’s Initial Long-Term Allocation.  For the three-year performance period ending December 31, 2011, the stock price goal is $8.21 per share.

The incentive pool, if earned, will be allocated among the Company’s executives and employees each year.  The table below sets forth the current allocation of the incentive pool to certain of the Company’s executive officers:

Incentive Pool Allocation Percentages

	Annual Bonus	Deferred Bonus	Long-Term Incentive	Total
David T. Hamamoto	10.0%	5.0%	20.0%	35.0%
Andrew C. Richardson	5.0%	2.5%	6.5%	14.0%
Daniel R. Gilbert	5.0%	2.5%	6.5%	14.0%
Albert Tylis	4.0%	2.0%	5.0%	11.0%

Other material terms and conditions of the Plan, such as treatment of awards in connection with the termination of a participant’s employment without “cause,” for “good reason,” death or disability or upon a change in control of the Company, will be determined and set forth within the final Plan documents.

Additionally, for 2009 Mr. Richard McCready, an executive officer of the Company, will be entitled to receive 1% of the net proceeds from sales, refinancings or recapitalizations of the Company’s Wakefield joint venture and 0.5% of the net amount of capital raised for any vehicle sponsored by the Company from its non-listed REIT initiative, including amounts raised in any Regulation D offering.  Fifty percent of such amounts earned by Mr. McCready will be paid as a cash bonus and the remaining 50% will be paid in the same manner as deferred cash bonuses under the Plan.  Furthermore, Mr. McCready shall be entitled to an additional cash bonus equal to 1% of the incentive pool referred to above and an additional payout equal to 1% of the incentive pool payable in the same manner as the long-term incentive component under the Plan.

In connection with the adoption of the Plan, the Committee designated Albert Tylis as an executive officer.  Mr. Tylis’ position and compensation are expected to make him a “named executive officer” for 2009 as one of the three most highly compensated executive officers other than the chief executive officer and the chief financial officer.  A summary description of Mr. Tylis’ employment and non-competition agreement is as follows:

The Company is party to an employment and non-competition agreement (the “Employment Agreement”) with Mr. Tylis (the “Executive”) as Executive Vice President, General Counsel and Secretary of the Company.  The Employment Agreement has an initial term of three years from October 4, 2007.  Following the initial term, the Employment Agreement automatically will extend on an annual basis for one additional year, unless notice not to renew is given 90 days prior to the expiration of its term.  The Executive receives an annual base salary per annum of $400,000 for 2009.  In subsequent years during the term, the base salary will be subject to annual review and adjustment from time to time by the Committee. The Employment Agreement also provides that the Executive may be entitled to an annual cash bonus under a plan adopted and approved by the board of directors of the Company or a committee thereof from time to time, with applicable corporate and individual performance targets and maximum award amounts determined by the Company’s board of directors or a committee thereof.  The Employment Agreement also provides that the Executive may participate in the Company’s equity compensation plans.  In addition, the Executive is eligible to participate in all fringe benefit plans and retirement plans of the Company, as are generally available to the other senior management employees of the Company.

The Employment Agreement provides that the Executive will receive severance payments in the event of termination of his employment by the Company (other than a termination for “cause,” as defined in the Employment Agreement) or by the Executive with “good reason” (also as defined in the Employment Agreement).  In the event of termination of employment as a result of death or disability, these severance payments include payment of (1) base salary through the date of termination, (2) a pro-rated annual bonus for the year in which the termination occurs (based upon the target annual bonus then in effect) and (3) 1.0 times the Executive’s base salary at the rate in effect on the date of termination, plus full vesting of all Company equity awards.

In the event of termination of employment for any other reason than those described above, these severance payments include payment of (1) base salary through the date of termination, (2) a pro-rated annual bonus for the year in which the termination occurs (based upon the target annual bonus then in effect) and (3) an amount equal to the Executive’s total compensation in effect prior to the date of termination (which is generally defined to mean base salary plus the average of the annual bonuses (including cash bonuses and annual bonuses paid in LTIPs or other securities) earned for the three years prior to the year in which the termination occurs) multiplied by 1.5, plus in each case full vesting of all Company equity awards.  If payments made under the Employment Agreement (or any other plans or agreements) are subject to excise tax, the Employment Agreement provides that the Company will pay the Executive an additional amount such that the amount retained by him would equal the net amount of payments which would have been received by him absent application of the excise tax.

Pursuant to the Employment Agreement, the Executive has agreed that, during his employment with the Company and for a period of one year following the termination of his employment, he will not solicit, directly or indirectly, any of the Company’s employees, officers, consultants or joint venture partners to terminate their employment or other relationships with the Company.  In addition, the Executive has agreed that during his employment with the Company and for a period of one year following the termination of his employment (other than under certain circumstances, including upon the expiration of the term of his Employment Agreement at the election of the Company or termination by the Company of the Executive without “cause” (as defined in each Employment Agreement)), that he will not engage in any business that competes directly with the principal businesses conducted by the Company as of the date of the Executive’s termination of employment.

The foregoing summary is qualified in its entirety by reference to the Employment Agreement, which is attached to this Current Report on Form 8-K as Exhibit 99.1 hereto and incorporated by reference.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

The following exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit Number	Description

99.1	Executive Employment and Non-Competition Agreement, dated as of October 4, 2007, between the Company and Albert Tylis

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Realty Finance Corp. (Registrant)

Date: July 27, 2009	By:	/s/ Albert Tylis
Albert Tylis
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Executive Employment and Non-Competition Agreement, dated as of October 4, 2007, between the Company and Albert Tylis